Exhibit 99.2

Independent Auditors' Report on Consolidated Financial Statement Schedule

The Board of Directors and Shareholders
Franklin Covey Co.:

Under date of November 19, 2002, we reported on the consolidated balance sheets of Franklin Covey Co. and subsidiaries as of August 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2002, which are included in the Franklin Covey Co.‘s Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the Annual Report on Form 10-K of Franklin Covey Co. The consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, in the year ended August 31, 2002.

/s/ KPMG LLP

Salt Lake City, Utah
November 19, 2002